Exhibit 10.1

AGREEMENT FOR PURCHASE AND SALE
OF REAL PROPERTY

this agreement FOR PURCHASE AND SALE OF REAL PROPERTY (this “Agreement”) is made as of this 13th day of February, 2019 (the “Effective Date”), by and among Oak Street Real Estate Capital Fund IV REIT, LLC, a Delaware limited liability company (“Buyer”), and Valley National Bank, a national banking association organized under the laws of the United States (“Seller”).

for and in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Terms and Definitions. The terms listed below shall have the respective meaning given them as set forth adjacent to each term.

(a)       “Allocated Earnest Money” shall mean a portion of the Earnest Money applicable to a certain Property, as set forth on Schedule 1(a).

(b)       “Allocated Purchase Price” shall mean a portion of the Purchase Price applicable to a certain Property, as set forth on Schedule 1(b).

(c)       “Anti-Money Laundering and Anti-Terrorism Laws” has the meaning ascribed to such term in Section 12(c) hereof.

(d)       “Business Day” or “business day” means any day other than Saturday, Sunday or any federal legal holiday.

(e)       “Buyer’s Notice Address” shall be as follows, except as same may be changed pursuant to Section 15 hereof:

(f)        “Closing” shall mean the consummation of the transactions contemplated by this Agreement.

Schedule 11(f)

(g)       “Closing Date” shall mean the actual date of Closing, as provided in Section 10 hereof.

(h)       “Contracts” shall mean those certain contracts or agreements affecting each Property as listed on Schedule 1(h) attached hereto.

(i)        “Claim Cap” has the meaning ascribed to such term in Section 9(c) hereof.

(j)        “Code” has the meaning ascribed to such term in Section 11(k) hereof.

(k)       “Demand” has the meaning ascribed to such term in Section 8(b) hereof.

(l)        “Earnest Money” shall mean FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) (together with all interest accrued thereon).

(m)      “ERISA” has the meaning ascribed to such term in Section 11(k) hereof.

(n)       “Environmental Laws” has the meaning ascribed to such term in Section 11(i) hereof.

(o)       “Examination Period” shall mean the period beginning on the Effective Date and extending until 6:00 p.m. (New York, New York time) on the date which is thirty (30) days from the Effective Date.

(p)       “Executive Order” has the meaning ascribed to such term in Section 12(c) hereof.

(q)       “FIRPTA” has the meaning ascribed to such term in Section 11(g) hereof.

(r)       “Hazardous Substances” shall mean any hazardous or toxic materials, substances or wastes, such as (a) substances defined as “hazardous substances”, “hazardous materials” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (42 USC Section 9601, et seq.) and/or the Hazardous Materials Transportation Act (49 USC Section 1801, et seq.), as either of such acts are amended from time to time; (b) any materials, substances or wastes which are toxic, ignitable, corrosive or reactive and which are regulated by any local governmental authority, any agency of the State of New Jersey or any agency of the United States of America; (c) asbestos, petroleum and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and freon and other chlorofluorocarbons; and (d) those substances defined as any of the foregoing in the regulations adopted and publications promulgated pursuant to each of the aforesaid laws.

(s)       “Lease” and “Leases” shall mean, individually or collectively as the context may require, those certain leases to be entered into at Closing by and between Buyer, as landlord, and Tenant, as tenant, with respect to each Property, each in the form attached hereto as Exhibit C. The annual and monthly Base Rent (as defined in the Lease) to be paid under the Lease for each Property is set forth in Schedule 1(s) hereof.

(t)        “New Exception” has the meaning ascribed to such term in Section 6(a) hereof.

(u)       “New Exception Review Period” has the meaning ascribed to such term in Section 6(a) hereof.

(v)       “Objections” has the meaning ascribed to such term in Section 6(a) hereof.

(w)      “Permitted Exceptions” has the meaning ascribed to such term in Section 5 hereof.

(x)       “Property” and “Properties” shall mean, individually or collectively as the context may require, (a) those certain real properties listed and more particularly described on Exhibit A, attached hereto and incorporated herein by this reference (individually or collectively, as the context may require, the “Real Property”), together with all buildings, facilities and other improvements located thereon (individually or collectively, as the context may require, the “Improvements”); (b) all right, title and interest of Seller, if any, to any unpaid award as of the Closing for (1) any taking or condemnation of the Real Property or any portion thereof, or (2) any damage to the Real Property or the Improvements by reason of a change of grade of any street or highway; and (c) all easements and appurtenances relating to any of the foregoing (individually or collectively, as the context may require, the “Intangible Property”).

(y)       “Plan” has the meaning ascribed to such term in Section 11(k) hereof.

(z)       “Purchase Price” shall mean the sum of ONE HUNDRED SEVEN MILLION ONE HUNDRED THREE THOUSAND THREE HUNDRED EIGHTY-FIVE AND 71/100 DOLLARS ($107,103,385.71.00).

(aa)     “Seller’s Notice Address” shall be as follows, except as same may be changed pursuant to the Section 15 hereof:

Valley National Bank

1455 Valley Road

Wayne, NJ 07470

Attn: Rick Kraemer

Email: RKraemer@valley.com

With a copy to:

Valley National Bank

1455 Valley Road

Wayne, NJ 07470

Attn: Gary Michael, Esq.

Email: GMichael@valley.com

(bb)     “Survey” has the meaning ascribed to such term in Section 6(a) hereof.

(cc)     “Survival Period” has the meaning ascribed to such term in Section 9(c) hereof.

(dd)    “Tenant” shall mean Valley National Bank, a national banking association organized under the laws of the United States.

(ee)     “Title Insurer” shall mean First American Title Insurance Company, National Commercial Services, 30 North LaSalle Street, Chicago, Illinois 60602, Attn: John E. Beckstedt Jr.

(ff)      “Title Report” has the meaning ascribed to such term in Section 6(a) hereof.

(gg)    Intentionally Deleted.

Section 2. Proration of Expenses and Payment of Costs and Recording Fees.

(a)       Proration of Taxes. All real estate taxes and assessments that are due and payable on or prior to the Closing Date, including by not limited to rollback taxes, if any, due pursuant to the New Jersey Farmland Assessment Act of 1964 (N.J. Stat. § 54:4-23.1) and the regulations promulgated thereunder, shall be paid by Seller on or prior to the Closing Date. Pursuant to the Lease, Tenant shall be responsible for payment of real estate taxes and assessments that are due and payable after the Closing Date.

(b)       Proration of Expenses. Seller and Buyer agree that in connection with entering into the Leases at Closing, there shall be no proration of utility charges or other expenses concerning the Property whatsoever, whether accruing or payable prior to or after the Closing Date, and that all such rents, utility charges and other expenses concerning the Property shall be borne by Tenant, as tenant under the Lease.

(c)       Payment of Costs and Recording Fees. At Closing, Seller shall pay: (i) any applicable transfer tax and (ii) recording costs in connection with the removal of any encumbrances in accordance with this Agreement. At Closing, Buyer shall pay: (i) any applicable “Mansion Tax”; (ii) the cost of the Title Policy and any loan title insurance policy; (iii) any escrow fees and (iv) recording costs for the Deed. Seller and Buyer shall be responsible for their own attorneys’ fees.

Section 3. Payment of Purchase Price and Earnest Money.

(a)       Purchase Price. Buyer shall pay the Purchase Price to Seller on the Closing Date in accordance with all the terms and conditions of this Agreement.

(b)       Earnest Money. The Earnest Money shall be delivered to Title Insurer within five (5) business days after the execution by, and delivery to, both parties of this Agreement. The Earnest Money shall be deposited by Buyer in escrow with Title Insurer, to be applied as part payment of the Purchase Price at the time the sale is closed, or disbursed as agreed upon in accordance with the terms of this Agreement.

Section 4. Sale of Property. Seller agrees to sell and convey the Property to Buyer (or its permitted assignee), in each case at the Closing upon the terms and conditions set forth in this Agreement.

Section 5. Title. At Closing, Seller agrees to execute and deliver to Buyer (or its permitted assignee) a Deed in the form attached as Exhibit B for each Property (except with respect to the Property located at 1720 Route 23, Wayne, New Jersey, which is owned by an affiliate of Seller and for which Seller shall cause such affiliate to execute and deliver to Buyer (or its permitted assignee) a Deed in the form attached as Exhibit B), in each case free and clear of all liens, defects of title, and encumbrances, except for (i) the applicable Lease; (ii) rights of occupants under the subleases of space in certain of the Properties as set forth on Schedule 11(f); (iii) use and occupancy agreements as set forth on Schedule 11(f); (iv) real estate taxes, and water and sewer charges, if any, for the current year and subsequent years that are not yet due or payable; (v) assessments for municipal improvements, if any, for the current year and subsequent years that are not yet due or payable; (vi) zoning ordinances and building codes; (vii) all items shown on the Surveys of the Properties; and (viii) any and all other exceptions set forth in the Title Reports (as defined below) which Seller does not agree, and is not required, to cure under Section 6(a) herein and/or to which Buyer waives (or is deemed to have waived) an Objection pursuant to said Section 6(a) (collectively, the “Permitted Exceptions”). If Buyer obtains a Survey of the Real Property and requests that Seller include in any of the Deeds a legal description in accordance with such Survey, Seller agrees to include in the Deed such legal description, in addition to the description from Seller’s vesting deed, provided that (i) Buyer provides Seller with two original sealed prints of such Survey certified to Seller and Greenbaum, Rowe, Smith & Davis LLP; (ii) such description accurately describes the Real Property in accordance with such Survey, (iii) Seller shall have no liability or obligation related to any errors or inaccuracies in such description; and (iv) Seller may include in Seller’s affidavit of title a statement that Seller has included such description as an accommodation to, and at the request of, Buyer and makes no representation as to its accuracy

Section 6. Examination of Property.  Seller and Buyer hereby agree as follows:

(a)       Title Examination. Within two (2) business days after the Effective Date, Buyer shall order a title report with respect to each Property (each, a “Title Report”) from the Title Insurer. Buyer may order surveys of each Property (each, a “Survey”). Buyer shall furnish to Seller prior to the expiration of the Examination Period a statement specifying any defects in title and/or any Survey (the “Objections”). Seller shall notify Buyer within five (5) days after receipt of the Objections whether Seller will cure the Objections. If Seller does not respond within said five (5) day period, Seller shall be deemed to have elected to not cure the Objections. If Seller does not agree (or is deemed to not agree) to cure the Objections, Buyer shall have the right, by notice given to Seller and Title Insurer within three (3) business days after receipt of Seller’s notice (or within three (3) business days of the expiration of Seller’s three (3) business day response period, if Seller does not respond), either to (a) waive the Objections and proceed with the transactions contemplated by this Agreement, in which event such Objections shall be Permitted Exceptions, or (b) terminate this Agreement with respect to the applicable Property, in which event the Purchase Price shall be reduced by the applicable Allocated Purchase Price and the applicable Allocated Earnest Money shall be paid to Buyer. If Buyer fails to elect to terminate this Agreement with respect to such Property by notice given to Seller within said three (3) business day period, then Buyer shall be conclusively deemed to have elected to waive the Objections. If Buyer fails to deliver the Objections to Seller prior to the expiration of the Examination Period, then Buyer shall be deemed to have waived its right to object to any defect set forth in any of the aforesaid Title Reports and Surveys. If at any time after the expiration of the Examination Period, any update to any Title Report or any Survey discloses any additional item which was not disclosed on any version of or update to a Title Report or Survey delivered to Buyer prior to the expiration of the Examination Period (the “New Exception”), Buyer shall have a period of two (2) business days from the date of its receipt of such update (the “New Exception Review Period”) to review and notify Seller in writing of Buyer’s approval or disapproval of the New Exception, or if no such notice is provided, such New Exception will be deemed to have been waived, in which event such New Exception shall be a Permitted Exception.  If Buyer disapproves of the New Exception, Seller may, in its sole discretion, notify Buyer as to whether it is willing to cure the New Exception.  If Seller fails to deliver a notice to Buyer within two (2) business days after the expiration of the New Exception Review Period, Seller shall be deemed to have elected not to cure the New Exception.  If Buyer is dissatisfied with Seller’s response, or lack thereof, Buyer may, as its exclusive remedy, elect, upon written notice to Seller two (2) business days after receipt of Seller’s response (or within two (2) business days of the expiration of Seller’s two (2) business day response period, if Seller does not respond), either:  (a) to terminate this Agreement with respect to the applicable Property, in which event the Purchase Price shall be reduced by the applicable Allocated Purchase Price and the applicable Allocated Earnest Money shall be paid to Buyer, or (b) to waive the New Exception and proceed with the transactions contemplated by this Agreement, in which event such New Exception shall be a Permitted Exception.  If Buyer fails to notify Seller of its election to terminate this Agreement in accordance with the foregoing sentence within two (2) business days after receipt of Seller’s response (or within two (2) business days of the expiration of Seller’s two (2) business day response period, if Seller does not respond), Buyer shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception, in which event such New Exception shall be a Permitted Exception. Notwithstanding the foregoing, Seller shall be required to cure: (x) any monetary liens or encumbrances against the Properties that are dischargeable by payment of a liquidated sum; and (y) any encumbrances against title which are created by or through Seller after the date hereof except if otherwise approved by Buyer.

(b)       Examination. Prior to execution of this Agreement, Seller has provided to Buyer (and Buyer acknowledges receipt of): copies of the documents and materials pertaining to the Properties to the extent within Seller’s possession or readily obtainable by Seller set forth on Schedule 6(b) attached hereto. Additionally, during the term of this Agreement, Buyer, its agents and designees, shall have the right to enter the Properties during normal business hours for the purposes of inspecting the Properties, and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other investigations and inspections as Buyer may reasonably require to assess the condition and suitability of the Properties; provided, however, that such activities by or on behalf of Buyer on the Properties shall not damage the Properties nor unreasonably interfere with construction on the Properties or the conduct of business by Seller or any of Seller’s tenants; and provided further, however, that Buyer shall (i) indemnify and hold Seller harmless from and against any and all claims, judgments, fines, penalties, reasonable out-of-pocket costs, expenses and damages to the extent resulting from damage to any Property or injury to persons as a result of the activities of Buyer and its agents and designees on the Properties (including, but not limited to, reasonable out-of-pocket attorneys’ fees), and (ii) repair any and all damage caused, in whole or in part, by Buyer and return the Properties substantially to their condition prior to such damage, which obligations shall survive Closing or any termination of this Agreement; except, however, that Buyer shall not be responsible for any repairs necessitated by Buyer’s discovery of any pre-existing conditions on the Properties during Buyer’s diligence inspections except to the extent any such conditions are exacerbated by Buyer. Before entering the Properties, Buyer shall give reasonable written notice to Seller’s designated representative(s) of such entry upon the Properties by Buyer, and Seller may have a representative present during any and all examinations, inspections and/or studies on the Properties. Buyer’s access rights shall be governed by that certain Right of Access Agreement between Seller, as owner, and Buyer, as entrant, dated December 21, 2018 (the “Access Agreement”). To the extent the Access Agreement conflicts with this Section 6(b) the Access Agreement shall govern and control.

Buyer shall have the unconditional right, for any reason or no reason, to terminate this Agreement with respect to all of the Properties by giving written notice thereof to Seller prior to the expiration of the Examination Period, in which event this Agreement shall become null and void, Buyer shall receive a refund of the Earnest Money, and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise set forth herein. If Buyer does not provide Seller written notice stating that it waives its right to terminate this Agreement pursuant to this Section 6(b), then this Agreement shall terminate upon the expiration of the Examination Period, Buyer shall receive a refund of the Earnest Money, and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise set forth herein.

(c)       Exclusions. Buyer shall have until 6:00 p.m. ET on the date that is two (2) Business Days prior to the Closing Date (“Exclusion Deadline”) to exclude a Property (each, an “Excluded Property”, and collectively, the “Excluded Properties”) from the transaction contemplated by this Agreement, by delivering one or more written notices thereof (each, an “Exclusion Notice”) to Seller on or before the Exclusion Deadline. A Property may be excluded from the transaction contemplated by this Agreement solely in the event that Buyer reasonably determines with respect to any such Excluded Property that any of the following exists or occurs, in each case that is material as to the applicable Excluded Property individually: (i) a violation of applicable laws, rules or regulations; (ii) a title, survey or zoning defect; (iii) Hazardous Substances are present on the Excluded Property or a violation of Environmental Laws; or (iv) a material physical defect in the Improvements. Notwithstanding the foregoing, Buyer may deliver an Exclusion Notice after the expiration of the Examination Period only if the condition(s) giving rise to the Exclusion Notice first arose after the expiration of the Examination Period and did not exist or occur prior to the expiration of the Examination Period. Any Exclusion Notice shall include a reasonably detailed description of the condition(s) that gave rise to the Exclusion Notice. If Buyer does not deliver an Exclusion Notice prior to the Exclusion Deadline, Buyer shall be conclusively deemed to have waived its right to deliver an Exclusion Notice pursuant to this Section 6(c). If Buyer timely delivers an Exclusion Notice, and Seller does not agree to remedy the condition(s) that gave rise to the Exclusion Notice, then as Buyer’s sole and exclusive remedy (except for the obligations of Seller in Section 6(d)) this Agreement shall be deemed terminated solely with respect to the applicable Excluded Properties, the Purchase Price shall be reduced by the applicable Allocated Purchase Prices attributable to such Excluded Properties, and Title Insurer shall return to Buyer the applicable Allocated Earnest Money attributable to such Excluded Properties, and thereafter the parties shall have no further rights or obligations under this Agreement with respect to the applicable Excluded Properties except for those that expressly survive termination.

(d)       Substitute Properties. In the event any Property is excluded pursuant to Section 6(c), Seller shall promptly identify by notice to Buyer (“Seller’s Notice”) another real property or properties owned by Seller, or its affiliate, of substantially equivalent market value and, at Buyer’s request and subject to Buyer’s approval, include such property or properties in the transaction contemplated hereby in lieu of such Excluded Property (each such Property, a “Substitute Property”). Buyer and Seller shall reasonably cooperate to effectuate the addition of such Substitute Property to the transaction contemplated hereby by an amendment to this Agreement. Notwithstanding the foregoing, the Closing shall not be delayed to include such Substitute Property. If such Substitute Property cannot reasonably be included in the Closing because there is not sufficient time to do so, Seller and Buyer shall reasonably cooperate following Closing to transfer such Substitute Property to Buyer on substantially the same terms and conditions set forth herein. The terms and conditions of this Section 6(d) shall survive Closing. If Seller and Buyer are unable to agree on a Substitute Property within thirty (30) days of Seller’s Notice, or if Buyer disapproves of Seller’s good faith, reasonable proposal(s) of a Substitute Property, then the terms and conditions of this Section 6(d) shall no longer apply and the parties shall have no further obligations under this Section 6(d).

Section 7. Risk of Loss/Condemnation.  Until Closing, the risk of loss or damage to the Properties shall be borne by Seller. In the event all or any portion of any Property is damaged in any casualty or condemned or taken (or notice of any condemnation or taking is issued) so that: (a) with respect to any casualty, if the cost to repair such casualty would exceed five percent (5%) of the Allocated Purchase Price for the applicable Property, and (b) with respect to any condemnation or taking (or notice thereof), the proposed condemnation or taking will result in the loss of legal access to a public right-of way or the reduction of value in the applicable Property by more than five percent (5%) of the Purchase Price, then Buyer may elect to terminate this Agreement with respect to the applicable Properties by providing written notice of such termination to Seller within ten (10) business days after Buyer’s receipt of notice of such condemnation, taking or damage, upon which termination the Purchase Price shall be reduced by the applicable Allocated Purchase Price and the applicable Allocated Earnest Money shall be returned to Buyer and neither party hereto shall have any further rights, obligations or liabilities under this Agreement with respect to such Properties, except as otherwise set forth herein. With respect to any condemnation or taking (or any notice thereof), if Buyer does not elect to cancel this Agreement with respect to such Properties as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer, at the Closing, the rights of Seller to the awards, if any, for the condemnation or taking, and Buyer shall be entitled to receive and keep all such awards to be applied in accordance with the terms of the Leases. With respect to a casualty, if Buyer does not elect to terminate this Agreement with respect to such Property or does not have the right to terminate this Agreement with respect to such Property as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer, at the Closing, the rights of Seller to the proceeds under Seller’s insurance policies covering such Property with respect to such damage or destruction (or pay to Buyer any such proceeds received prior to Closing), with Seller responsible for payment of any deductible with respect thereto, and Buyer shall be entitled to receive and keep any monies received from such insurance policies which shall be applied in accordance with the terms of the Leases.

Section 8. Earnest Money Disbursement.  The Earnest Money shall be held by the Title Insurer, in trust, and disposed of only in accordance with the following provisions:

(a)       The Title Insurer shall invest the Earnest Money in a money market account reasonably satisfactory to Buyer at Buyer’s sole cost and expense, shall not commingle the Earnest Money with any funds of the Title Insurer or others, and shall promptly provide Buyer and Seller with confirmation of the investments made, including the name and address of the bank where such account is maintained and the account number thereof.

(b)       If the Closing occurs, the Title Insurer shall deliver the Earnest Money to, or upon the instructions of, Seller and Buyer upon the Closing. If for any reason the Closing does not occur, the Title Insurer shall deliver the Earnest Money to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this Section 8(b). Subject to the last sentence of this Section 8(b), if for any reason the Closing does not occur and either party makes a written demand (the “Demand”) upon the Title Insurer for payment of the Earnest Money, the Title Insurer shall give written notice to the other party of the Demand within one (1) business day after receipt of the Demand. If the Title Insurer does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice by Title Insurer, the Title Insurer is hereby authorized to make the payment set forth in the Demand. If the Title Insurer does receive such written objection within such period, the Title Insurer shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court. Notwithstanding the foregoing provisions of this Section 8(b) if Buyer delivers a notice to Title Insurer on or prior to the expiration of the Examination Period that Buyer has terminated this Agreement, then Title Insurer shall immediately return the Earnest Money to Buyer without the necessity of delivering any notice to, or receiving any notice from Seller.

(c)       Buyer and Seller acknowledge that the Title Insurer is acting solely as a stakeholder at their request and for their convenience, that the Title Insurer shall not be deemed to be the agent of any of Buyer or Seller, and that the Title Insurer shall not be liable to any of Buyer or Seller for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from the Title Insurer’s mistake of law respecting the Title Insurer scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Title Insurer harmless from and against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Title Insurer’s duties hereunder, except with respect to actions or omissions taken or made by the Title Insurer in bad faith, in disregard of this Agreement or involving negligence on the part of the Title Insurer. The Title Insurer has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Title Insurer has received and shall hold the Earnest Money in escrow, and shall disburse the Earnest Money pursuant to the provisions of this Section 8.

Section 9. Default; Breach of Representation.

(a)       In the event Buyer should fail to deliver the Earnest Money to Title Insurer within five (5) business days after the execution by, and delivery to, both parties of this Agreement, then Seller may pursue an action to obtain a judgment against Buyer in the amount of the Earnest Money, together with the court costs and reasonable attorneys’ fees incurred by Seller in connection with any such action. In the event Buyer delivers the Earnest Money to Title Insurer and thereafter should fail to consummate the purchase contemplated in this Agreement for any reason other than Seller’s default, then Seller may, upon five (5) days’ notice to Buyer, if such breach or failure is not cured within such five (5) day period, as its sole and exclusive remedy, terminate this Agreement by notice to Buyer, and in such event Seller shall be entitled to immediately receive all of the Earnest Money as liquidated damages. Upon such termination, and receipt by Seller of all of the Earnest Money, neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise provided herein. Seller and Buyer agree that it is difficult to determine, with any degree of certainty, the loss which Seller would incur in the event of Buyer’s default in its obligation to pay all of the Purchase Price and consummate the transaction contemplated hereby at Closing, and the parties have agreed that the amount of the Earnest Money represents a reasonable estimate of such loss and is intended as a liquidated damages provision.

Seller’s Initials	Buyer’s Initials

(b)       In the event Seller should breach any of its covenants, representations or warranties contained in this Agreement (and Buyer shall not be in default, in any material respect under this Agreement), or if Seller should fail to consummate the sale contemplated in this Agreement for any reason other than Buyer’s default, Buyer may, upon five (5) days’ notice to Seller, if such breach or failure is not cured within such five-day period, as its sole and exclusive remedy, either (i) waive such default or failure and proceed to Closing in accordance with the terms and provisions hereof, (ii) terminate this Agreement in its entirety by notice to Seller, in which event the Title Insurer shall return the Earnest Money to Buyer, and Seller shall reimburse Buyer up to a maximum of $750,000 for Buyer’s actual out-of-pocket expenses incurred with respect to any title, escrow, legal, survey and other inspection fees incurred by Buyer and any other reasonable expenses incurred by Buyer in connection with the performance of its examination of the Properties, including but not limited to environmental and engineering consultants’ fees and financing deposits, and thereafter neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise provided herein, (iii) terminate this Agreement solely with respect to the applicable Properties to which such default(s) or failure(s) relates, in which event the Purchase Price shall be reduced by the applicable Allocated Purchase Price(s) and Title Insurer shall return to Buyer the applicable Allocated Earnest Money and thereafter Seller and Buyer shall be released from any and all liability hereunder with respect to the applicable Properties to which such defaults(s) or failure(s) relates, except as otherwise provided herein, or (iv) enforce specific performance of Seller’s obligation to deliver the Deeds to the Properties hereunder (but not damages other than Buyer’s reasonable fees, costs and expenses incurred in any such enforcement proceeding).

(c)       As a condition precedent to Buyer exercising any right it may have to bring an action for specific performance hereunder, Buyer must commence such an action within forty-five (45) days after the occurrence of Seller’s default. Buyer agrees that its failure to timely commence such an action for specific performance within such forty-five (45) day period shall be deemed a waiver by it of Buyer’s right to commence an action for specific performance as well as a waiver by Buyer of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any Property or any portion thereof.

(d)       Notwithstanding Subparagraphs 9(a) and 9(b) hereof, in no event shall the provisions of Subparagraphs 9(a) and 9(b) limit the damages recoverable by either party against the other party due to the other party’s obligation to indemnify such party in accordance with the express provisions of this Agreement. This Subparagraph (d) shall survive the Closing or the earlier termination of this Agreement.

(e)       Notwithstanding the foregoing, in the event of a willful or intentional default of Seller hereunder which makes specific performance unavailable for any one or more of the Properties, Buyer shall, in addition to the foregoing remedies, be permitted to pursue any and all rights and remedies available to Buyer at law or in equity, provided, however, under no circumstances shall Seller be liable to Buyer pursuant to this Subparagraph 9(e) for (i) any punitive damages, or (ii) with respect to any applicable Property, damages in excess of an amount equal to the product of one hundred percent (100%) multiplied by the Allocated Purchase Price of such Property.

(f)        All representations and warranties in this Agreement shall be deemed to have been made as of the Effective Date and shall survive the Closing for a period of six (6) months after the Closing (the “Survival Period”). Any right of action for the breach of any representation or warranty contained herein shall not merge with the deeds delivered at the Closing but shall survive the Closing for the Survival Period and before the expiration thereof the party claiming a breach must have filed an action in a court of competent jurisdiction, and any warranty and representation not specified in such action shall expire. Seller and Buyer agree that, following the Closing, each shall be liable for the direct and actual, but not special, indirect, consequential or punitive, damages resulting from any breach of its representations or warranties expressly set forth in this Agreement; provided, however, that: (i) following Closing, Seller shall have no liability to Buyer under this Agreement for any such breach if Seller is responsible under any of the Leases for curing the breach in which event the terms of the applicable Lease shall control; (ii) following Closing, the total liability of Seller for all such breaches of its representations and warranties under this Agreement shall not, in the aggregate, exceed ONE MILLION EIGHT HUNDRED SEVENTY-ONE THOUSAND and No/100 Dollars ($1,871,000.00) (the “Claim Cap”); (ii) following Closing, the total liability of Buyer for all such breaches shall not, in the aggregate, exceed the Claim Cap; and (iii) such representations and warranties are personal to Seller and Buyer and may not be assigned to or enforced by any other Person, other than to an assignee of Buyer in accordance with Section 22 hereof. Buyer further agrees that, following the Closing, no claim may or shall be made for any alleged breach of any representations or warranties made by Seller under or relating to this Agreement unless the amount of such claim or claims, individually or in the aggregate, exceeds TWENTY-FIVE THOUSAND and No/100 Dollars ($25,000.00) (in which event the full amount of such valid claims against Seller shall be actionable up to, but not in excess of, the Claim Cap). In the event that Seller breaches any representation or warranty contained in this Agreement, in any material respect, and Buyer had actual knowledge of such breach on or prior to the Closing Date, Buyer shall be deemed to have waived any right of recovery, and Seller shall not have any liability to Buyer in connection therewith.

Section 10. Closing. The Closing Date shall occur on the earlier of (i) ten (10) days after expiration, or waiver by Buyer, of the Examination Period, and (ii) the date mutually agreed upon by Buyer and Seller. The Closing shall consist of the execution and delivery of documents by Seller and Buyer, as set forth below, and delivery by Buyer to Seller of the Purchase Price in accordance with the terms of this Agreement. Seller shall deliver to Buyer at Closing the following executed documents:

(a)       a Deed with respect to each Property, in the form attached hereto as Exhibit B from Seller to the applicable Buyer conveying the Real Property and the Improvements to Buyer subject only to the Permitted Exceptions and having a stated consideration equal to the Allocated Purchase Price for such Property;

(b)       the Lease with respect to each Property, executed by Tenant, as tenant, in the form of Exhibit C attached hereto;

(c)       an Assignment of Intangible Property with respect to each Property in the form of Exhibit D attached hereto from Seller to the applicable Buyer conveying the Intangible Property to the applicable Buyer;

(d)       the Right of Replacement letter agreement, executed by Tenant, in the form of Exhibit E attached hereto;

(e)       a settlement statement setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;

(f)        all transfer tax statements, declarations, residency certifications, and filings as may be necessary or appropriate for purposes of recordation of the applicable deed;

(g)       good standing certificates and corporate resolutions or member or partner consents, as applicable, and such other documents as reasonably requested by the Title Insurer;

(h)       Intentionally Deleted;

(i)        a FIRPTA Affidavit from Seller in form of Exhibit F attached hereto;

(j)        an affidavit with respect to each Property in the form attached hereto as Exhibit G;1

(k)       an SNDA (as defined in the Lease) in a form requested by Buyer in accordance with Section 31 of each Lease; and

(l)       the Right of First Offer Agreement attached hereto as Exhibit H.

At Closing, Buyer shall instruct the Title Insurer to deliver the Earnest Money to Seller which shall be applied to the Purchase Price, shall deliver the balance of the Purchase Price to Seller and the applicable Buyer shall execute and deliver executed counterparts of the closing documents referenced in Sections 10(b), (c), (e), (f), (k) and (l) to the extent applicable. The Closing shall be held through a customary escrow arrangement between the parties and the Title Insurer, or such other place or manner as the parties hereto may mutually agree.

Section 11. Seller’s Representations.  Seller represents and warrants to Buyer, effective as of the Effective Date and as of the Closing Date, as follows:

(a)       Seller is duly organized (or formed), validly existing and in good standing under the laws of the United States. Seller is authorized to consummate the transaction set forth herein and fulfill all of its respective obligations hereunder and under all closing documents to be executed by Seller, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Seller, and to perform all of Seller’s obligations hereunder and thereunder. Neither the execution and delivery of this Agreement and all closing documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound;

_____________________________

1        Note to Draft: Subject to confirmation by Title Company that such affidavit is acceptable.

(b)       (i) Except as listed in Schedule 11(b) attached hereto, there are no actions, suits or other proceedings of any kind pending or, to the best of Seller’s knowledge, threatened against Seller or the Properties which, if determined adversely to Seller, would have a material adverse effect on the validity or enforceability of this Agreement or the ability of Seller to perform its obligations hereunder; and (ii) except as listed in Schedule 6(b) attached hereto, Seller has not received any written notice of any current or pending environmental investigations against the Properties and Seller does not have any actual knowledge of any pending environmental investigations against the Properties.

(c)       Seller has not entered into any contracts, subcontracts or agreements, including but not limited to any brokerage agreements, affecting the Properties which will be binding upon Buyer after the Closing other than the Contracts;

(d)       Except for defaults cured on or before the date hereof, Seller has not received any written notice of default under the terms of any of the Contracts;

(e)       Except for violations cured or remedied on or before the date hereof and except as listed in Schedule 11(e) attached hereto, Seller has not received any written notice from (or delivered any notice to) any governmental authority regarding any violation of any law applicable to the Properties and Seller does not have knowledge of any such violations;

(f)        Except as set forth on Schedule 11(f), there are no occupancy rights, leases or tenancies affecting the Properties;

(g)       Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) and upon consummation of the transaction contemplated hereby, Buyer will not be required to withhold from the Purchase Price any withholding tax;

(h)       Seller has no knowledge of any pending or threatened condemnation proceedings affecting the Properties and Seller has not received any written notice that there is any pending or threatened condemnation of all or any part of any Property;

(i)        Except as set forth in the environmental reports previously delivered by Seller to Buyer, (1) to Seller’s knowledge no Hazardous Substances have been generated, stored, released, or disposed of on or about the Properties in violation of any law, rule or regulation applicable to the Properties which regulates or controls matters relating to the environment or public health or safety (collectively, “Environmental Laws”); and (2) Seller has not received any written notice from (nor delivered any notice to) any federal, state, county, municipal or other governmental department, agency or authority concerning any petroleum product or other Hazardous Substance discharge or seepage;

(j)        Except for a right of first refusal held by Summit Medical Group, P.A. (“Summit Medical”), a tenant in the Property located at 31-00 Broadway, Fairlawn, New Jersey , which has been waived by Summit Medical, there are no rights of first refusal, rights of first offer, purchase options or similar purchase rights with respect to the Properties;

(k)       Intentionally Deleted;

(l)        Seller is not acting on behalf of, (a) an “employee benefit plan” (as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974 (“ERISA”)) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975(e) of the Internal Revenue Code of 1986 (the “Code”) that is subject to Section 4975 of the Code (each of the foregoing a “Plan”), (c) an entity or account the assets of which constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA or (d) a “governmental plan” within the meaning of Section 3(32) of ERISA.

Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the knowledge of Douglas Oliver, the individual in Seller’s organization charged with responsibility for managing the Properties; provided however, that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Seller’s property manager, any officer, director or employee of Seller or Douglas Oliver, on account of any breach of any representation or warranty made by Seller herein.

Section 12. Buyer’s Representations.  Buyer represents and warrants to, and covenants with, Seller effective as of the Effective Date and as of the Closing Date, as follows:

(a)       Buyer is duly formed, validly existing and in good standing under the laws of Delaware, is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all closing documents to be executed by Buyer, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement and all closing documents to be executed by Buyer have been duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all closing documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound;

(b)       No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar State or Federal Law;

(c)       Neither Buyer nor, to Buyer’s actual knowledge, its affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”). Neither Buyer nor, to Buyer’s actual knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither Buyer nor, to Buyer’s actual knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the sale of the Properties (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists referenced above, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws. Neither Buyer, nor any person controlling or controlled by Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)); and

(d)       Buyer is not, and is not acting on behalf of, (a) a Plan, (b) an entity or account the assets of which constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA or (c) a “governmental plan” within the meaning of Section 3(32) of ERISA.

Section 13. Conditions to Buyer’s Obligations.  Buyer’s obligation to pay each Allocated Purchase Price, accept title to each Property and proceed to Closing on the terms and conditions of this Agreement shall be subject to compliance by Seller with the following conditions precedent on and as of the Closing Date:

(a)       Intentionally Deleted;

(b)       Seller shall deliver to Buyer on or before the Closing Date the documents set forth in Section 10 above;

(c)       Each of the representations and warranties of Seller contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing;

(d)       Buyer shall receive from the Title Insurer current ALTA 2006 owner’s forms of title insurance policies, or irrevocable and unconditional binder to issue the same, with extended coverage for the Real Property in the amount of the applicable Allocated Purchase Price allocated to each Property, dated, or updated to, the date of the Closing, insuring, or committing to insure, at its ordinary premium rates, Buyer’s good and marketable title in fee simple to the Real Property and otherwise in such form and with such endorsements as provided in the title commitment approved by Buyer pursuant to Section 6 hereof and subject only to the Permitted Exceptions (the “Title Policy”); and

(e)       On or before the date that is ten (10) days prior to the expiration of the Examination Period, Seller shall have delivered to Buyer estoppel certificates in the form provided by Buyer (and reasonably acceptable to Seller) from any parties to declarations or reciprocal and/or operating easement agreements affecting any Property (collectively, the “Estoppels”). The Estoppels shall not show any default by Seller or any information that would be reasonably expected to have a material adverse effect on the ownership, use, occupancy or maintenance of the applicable Properties;

(f)       Tenant’s credit rating shall be rated no lower than BBB+ by Standard and Poor’s; and

(g)       Receipt of a Clearance Letter or establishment of a Tax Escrow (each as defined in Section 28), or the passage of fourteen (14) business days after the Division (as defined in Section 28) receives the Tax Notification (as defined in Section 28) without the Division responding in writing thereto.

Buyer may at any time or times, at its election, waive any of the conditions to its obligations under this Agreement but any such waiver shall be effective only if contained in a writing signed by Buyer. If all of the above conditions have not been satisfied, or waived in writing by Buyer, on or prior to the Closing Date with respect to any Property, then Buyer shall have the right to either (A) terminate this Agreement in its entirety, and upon such termination the Earnest Money shall be refunded to Buyer and thereafter neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise set forth herein, or (B) terminate this Agreement solely as to the applicable Properties with respect to which any such condition has not been satisfied or waived, in which event the applicable Allocated Earnest Money shall be refunded to Buyer, the Purchase Price shall be reduced by the applicable Allocated Purchase Price, and neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder with respect to such Properties except as otherwise set forth herein. If the failure of any condition precedent to Buyer’s obligations set forth in this Section 13 arises as a result of a material default by Seller under this Agreement, Buyer shall also have the remedies available to Buyer in Section 9(b)(ii) or Section 9(b)(iv), subject, however, to the provisions of Section 9(c) and Section 9(d). Anything to the contrary notwithstanding, (i) if Seller has not complied with the conditions in Section 13(d), or (e) on and as of the Closing Date, then Seller shall not be in default under this Agreement for the failure of any such conditions and Buyer’s sole right shall be as set forth in (B) above; and (ii) if Seller has not complied with the condition in Section 13(f) on and as of the Closing Date, then Seller shall not be in default under this Agreement for the failure of such condition and Buyer’s sole right shall be as set forth in (A) above, unless Seller’s credit rating is lower than BBB – by Standard and Poor’s as of the Closing Date, in which event Buyer shall have the remedies available to Buyer in Section 9(b)(ii).

Section 14. Conditions to Seller’s Obligations.  Seller’s obligation to deliver title to the Properties and proceed to Closing on the terms and conditions of this Agreement shall be subject to fulfillment of the following conditions precedent on and as of the Closing Date:

(a)       Buyer shall deliver to Seller upon the Closing the remainder of the Purchase Price, subject to adjustment of such amount pursuant to Section 2 hereof; and

(b)       The representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing (including the delivery to Seller on or before the Closing Date of all the documents to be executed by the applicable Buyer as set forth in Sections 10(b), (c), (d), (e), (f), (k) and (l) above to the extent applicable).

If all of the above conditions have not been satisfied or waived in writing by Seller on or prior to the Closing Date, then Seller shall have the right to terminate this Agreement, and upon such termination the Earnest Money shall be refunded to Buyer and neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise set forth herein. If the failure of any condition precedent to Seller’s obligations set forth in this Section 14 arises as a result of a default by Buyer under this Agreement, Seller shall have the remedies available to Seller in Section 9(a).

Section 15. Notices.  All notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given on the date: (i) delivered in person, (ii) deposited in the United States mail, registered or certified, return receipt requested, (iii) delivery via electronic mail to the addresses set out in Section 1 or (iv) deposited with a nationally recognized overnight courier, to the addresses set out in Section 1. Such notices shall be deemed effective upon receipt, provided, however, as to item (iii), receipt occurs on or before 6:00 p.m. ET on a business day, otherwise, such notice shall be deemed to have been received on the next succeeding business day. Any address or name specified in Section 1 may be changed by notice given to the addressee by the other party in accordance with this Section 15. Anything to the contrary notwithstanding, if notice cannot be delivered because of a changed address of which no notice was given as provided, above, or because of rejection or refusal to accept any notice, then receipt of such notice shall be deemed to be as of the date of inability to deliver or rejection or refusal to accept. Any notice to be given by any party may be given by the counsel for such party.

Section 16. Seller Pre-Closing Covenants.  From and after the Effective Date and until Closing, Seller agrees that it: (a) shall continue to operate the Properties in materially the same manner in which Seller has previously operated the Properties; (b) shall, subject to Section 7 hereof and subject to reasonable wear and tear and damage from fire or other casualty, maintain the Properties in the same (or better) condition as exists on the date hereof; and (c) shall request the Estoppels (if applicable) from all applicable parties within two (2) business days following Buyer’s request therefor and thereafter shall use commercially reasonable efforts to obtain the same. Seller shall promptly inform Buyer in writing of (i) the receipt of a written notice from any applicable governmental authority having jurisdiction of any purported violation of law with respect to the Properties and/or any casualty or condemnation with respect to the Properties or (ii) any other material event which would reasonably be expected to adversely affect the ownership, use, occupancy or maintenance of the Properties, whether insured or not. Seller shall use commercially reasonable efforts to obtain an estoppel from the counterparty to any reciprocal easement agreements, declarations, CC&R or other similar agreements affecting a Property in a form reasonably requested by Buyer (and reasonably acceptable to Seller) and Seller shall request such estoppel to the applicable counterparty within two (2) business days of receipt of the agreed upon form of such estoppel.

Section 17. Entire Agreement.  This Agreement constitutes the sole and entire agreement among the parties hereto and no modification of this Agreement shall be binding unless in writing and signed by all parties hereto. No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof, except that the Access Agreement, as amended, and that certain Confidentiality and Non-Disclosure Agreement between Oak Street Real Estate Capital LLC and Seller dated December 13, 2018, as amended, shall remain in full force and effect in accordance with their respective terms.

Section 18. No Representations or Warranties.  Buyer hereby acknowledges, understands and agrees that it has an opportunity to inspect the Properties as set forth in Section 6 herein, and except as expressly set forth in this Agreement and the other documents executed and delivered by Seller or its affiliates at Closing (the “Closing Documents”), the Properties shall be conveyed at Closing to Buyer “as-is”, “where is” and “with all faults”.

A.       BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND BUYER SHALL ACCEPT THE PROPERTIES “AS IS, WHERE IS, WITH ALL FAULTS,” EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN ANY RELATED DOCUMENT. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTIES OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTIES) MADE OR FURNISHED BY SELLER, ANY OF SELLER’S OFFICERS, DIRECTORS, EMPLOYEES, ANY OF SELLER’S ACCOUNTANTS OR ATTORNEYS, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY RELATED DOCUMENT. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTIES ARE BEING SOLD “AS-IS.”

B.       BUYER REPRESENTS TO SELLER THAT BUYER HAS (OR AS OF CLOSING WILL HAVE HAD THE OPPORTUNITY TO HAVE) CONDUCTED, SUCH INVESTIGATIONS OF THE PROPERTIES, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTIES AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE REAL PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS, OFFICERS, DIRECTORS, PROFESSIONALS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY RELATED DOCUMENT. UPON CLOSING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY RELATED DOCUMENT, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS. THE PROVISIONS OF THIS SECTION 18 SHALL SURVIVE A CLOSING UNDER THIS AGREEMENT.

C.        EXCEPT WITH RESPECT TO SELLER’S EXPRESS OBLIGATIONS HEREUNDER AND UNDER ANY RELATED DOCUMENT, BUYER HEREBY RELEASES SELLER, ALL PREDECESSORS IN TITLE AND OCCUPANCY, EACH OF THEIR SUCCESSORS, ASSIGNS, PROPERTY MANAGERS, AND EACH OF THEIR RESPECTIVE MEMBERS, HEIRS, EXECUTORS, EMPLOYEES, ADMINISTRATORS, PARTNERS, SHAREHOLDERS, OFFICERS, DIRECTORS, TRUSTEES AND LEGAL REPRESENTATIVES (COLLECTIVELY AND INDIVIDUALLY, THE “RELEASEES”) OF AND FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION REGARDING, AND BUYER WAIVES ANY CLAIM AND CAUSE OF ACTION AGAINST THE RELEASEES REGARDING, AND BUYER COVENANTS NOT TO SUE THE RELEASEES REGARDING, THE CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL CONDITION OF THE PROPERTY AND ITS ENVIRONS, REGARDLESS OF WHETHER THE CONDITION RESULTED FROM ON-SITE OR OFF-SITE ACTIVITIES OF ANY ONE OR MORE OF THE RELEASEES OR ANY THIRD PARTY, OR THE CONDITION MIGRATED FROM OR ONTO THE PROPERTIES OR ANY OF THEM, AND REGARDLESS OF WHETHER THE CLAIM OR CAUSE OF ACTION NOW EXISTS OR IS HEREAFTER CREATED UNDER COMMON LAW, OR NOW EXISTS OR IS HEREAFTER ENACTED PURSUANT TO FEDERAL, STATE, COUNTY OR MUNICIPAL LAW OR REGULATION, AND REGARDLESS OF WHETHER THE CONDITION CONSTITUTES A PATENT OR LATENT DEFECT, INCLUDING, WITHOUT LIMITATION, CLAIMS AND CAUSES OF ACTION UNDER: (A) THE FEDERAL COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT, THE FEDERAL RESOURCE CONSERVATION AND RECOVERY ACT AND/OR ANALOGOUS STATE, COUNTY AND/OR MUNICIPAL LAWS AND REGULATIONS; (B) FEDERAL, STATE, COUNTY AND/OR MUNICIPAL CLEAN WATER AND CLEAN AIR LAWS AND REGULATIONS; (C) FEDERAL, STATE, COUNTY AND/OR MUNICIPAL LAWS AND REGULATIONS CONCERNING HAZARDOUS SUBSTANCES AND THEIR USE, GENERATION, HANDLING, TRANSPORT, STORAGE OR DISPOSAL; (D) FEDERAL, STATE, COUNTY AND/OR MUNICIPAL LAWS AND REGULATIONS IMPOSING RESTRICTIONS OR PRECONDITIONS ON CLOSURES, TRANSACTIONS OR TRANSFERS OF PROPERTIES OR ENTITIES; AND/OR (E) FEDERAL, STATE, COUNTY AND/OR MUNICIPAL LAWS AND REGULATIONS GOVERNING FLOOD PLAINS, STREAM ENCROACHMENT AND/OR WETLANDS.

D.       NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NOTHING IN THIS SECTION 18 OR OTHERWISE CONTAINED IN THIS AGREEMENT OR THE DOCUMENTS CONTEMPLATED HEREBY SHALL LIMIT SELLER’S OBLIGATIONS, DUTIES AND RESPONSIBILITIES AS TENANT UNDER THE LEASES AND BUYER DOES NOT WAIVE ANY RIGHTS OR REMEDIES UNDER THE LEASES OR RELEASE SELLER FROM ANY OBLIGATIONS OR LIABILITIES RELATED THERETO.

Section 19. Applicable Law.  This Agreement shall be construed under the laws of the State of New Jersey.

Section 20. No Brokers.  Buyer and Seller each hereby represent that there are no brokers involved or that have a right to proceeds in this transaction. Seller and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys’ fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder’s fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party. The representations, warranties and indemnity obligations contained in this Section 20 shall survive the Closing or the earlier termination of this Agreement.

Section 21. Tax Deferred Exchange.  Buyer and Seller agree to cooperate with each other in effecting for the benefit of either party a tax deferred exchange pursuant to Section 1031 of the Code and similar provisions of applicable state law; provided that: (i) neither party shall be obligated to delay the Closing; and (ii) neither party shall be obligated to execute any note, contract, deed or other document, except a reasonable and customary acknowledgment of the other party’s assignment of its rights under this Agreement to a qualified intermediary, nor shall either party be obligated to take title to any property other than the Properties as otherwise contemplated in this Agreement or incur additional expense for the benefit of the other party.  Each party shall indemnify and hold the other harmless against any liability arising or is claimed to have arisen on account of any exchange proceeding which is initiated on behalf of the indemnifying party.  The terms of this Section 21 shall survive the Closing and the transfer of title.

Section 22. Assignment.  Buyer shall not assign all or any of its right, title and interest under this Agreement except Buyer may assign its right, title and interest under this Agreement to any entity or entities under common control with Buyer, provided however, the assignee(s) assumes Buyer’s obligations in this Agreement (in which event the assignor shall be released) pursuant to a written assignment and assumption agreement executed by Buyer, as assignor, and its assignee, a true and complete copy of which is delivered to Seller at least five (5) business days prior to the Closing Date.

Section 23. Attorneys’ Fees.  In any action between Buyer and Seller as a result of failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party’s reasonable attorneys’ fees and disbursements and court costs incurred in such action.

Section 24. Exclusivity. Commencing on the Effective Date and continuing through the Closing or earlier termination of this Agreement, Seller shall not solicit, pursue or entertain offers from, negotiate with or in any manner accept or consider any proposal of any other person or entity relating to the acquisition, financing or other disposition of the Properties.

Section 25. No Recording.  Except to record a notice of settlement after expiration of the Examination Period, Buyer may not record this Agreement or any memorandum of short form hereof. Any violation of this Section 25 shall constitute a default by Buyer entitling Seller to any remedy hereunder for a default by Buyer.

Section 26. Computation of Time.  The time in which any act under this Agreement is to be done shall be computed by excluding the first day and including the last day. If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday. Unless preceded by the word “business,” the word “day” shall mean a calendar day. The phrase “business day” or “business days” shall have the meaning set forth in Section 1. Time is of the essence with respect to this Agreement and the transactions contemplated hereby.

Section 27. Counterparts; Electronic Signatures.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures to this Agreement, any amendment hereof and any notice given hereunder, delivered electronically via .pdf, .jpeg, .TIF, .TIFF or similar electronic format shall be deemed an original signature and fully effective as such for all purposes. Each party agrees to deliver promptly an executed original of this Agreement (and any amendment hereto) with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement (or any amendment hereto), it being expressly agreed that each party to this Agreement shall be bound by its own electronically transmitted signature and shall accept the electronically transmitted signature of the other party to this Agreement.

Section 28. Bulk Sales.  Buyer shall have the right to comply with N.J.S.A. 54:32B-22(c) and N.J.S.A. 54:50-38 by delivering a Notification of Sale, Transfer, or Assignment in Bulk (Form C-9600) (the “Tax Notification”) to the Division of Taxation of the State of New Jersey Department of the Treasury (the “Division”) by registered or certified mail or overnight delivery on or before fifteen (15) business days prior to the Closing Date. Buyer will provide Seller with a true and complete copy of the Tax Notification at the same time that it is sent to the Division. For purposes of completing the Tax Notification, the contact information for Seller and Seller’s attorney shall be as set forth in Section 1(aa), and Seller shall provide Buyer with Seller’s Federal Tax Identification Number and Seller’s New Jersey Tax Identification Number. Seller does not have a liquor license. Seller shall provide to Buyer a completed asset transfer tax declaration (“TTD”) for each Property or, if the Division permits, for all of the Properties, within five (5) days following the Effective Date for Buyer to submit with the Tax Notification to the Division pursuant to this Section and Seller waives any right to separately file a TTD or to dispute or negotiate any determination of liability by the Division if Seller fails to timely submit. In no event shall Seller’s failure to timely provide a TTD constitute an event of default under this Agreement or a basis for Buyer to delay its submission of the Tax Notification pursuant to this Section 28. If the Division provides written notice to Buyer that an escrow is required for a possible claim for taxes, including any interest and penalties thereon, exists (the “Claim”) and the maximum amount thereof (the “Deficiency”), then, Buyer shall promptly provide a copy of such notice to Seller and Seller shall have the right to negotiate with the Division regarding the Claim and the Deficiency; provided, however, that such negotiation shall not delay the scheduled Closing Date for more than ten (10) business days. If Seller elects not to negotiate with the Division, then Buyer and Seller shall close on the original scheduled Closing Date. In either event, the amount of the Deficiency, as same may have been reduced by written notice from the Division within such ten (10) business day period, shall be withheld from the Purchase Price and held and released by Escrow Agent pursuant to an escrow agreement in a form reasonably acceptable to Buyer, Seller and Escrow Agent (“Tax Escrow”). If either (a) any Deficiency exists and is paid by Seller prior to Closing, or (b) Seller’s negotiations with the Division result in a written notice from the Division within such ten (10) business day period that no escrow is required, then no Tax Escrow shall be required. If a Tax Escrow was timely required by the Division, then, after Closing and upon receipt from the Division, Buyer shall promptly provide to Seller a copy of any communication received from the Division, and if the Division demands in writing payment of all or any portion of the Tax Escrow on behalf of Seller, then Escrow Agent shall release funds from the Tax Escrow in accordance with any payment demand issued by the Division. Anything to the contrary notwithstanding, prior to the Escrow Agent paying the amount demanded by the Division, Seller shall have the right to negotiate with the Division regarding the Claim and the Deficiency; provided, however, that any such negotiation shall not delay for more than ten (10) business days payment of any demand made by the Division or subject Buyer to any liability or penalty. Except as hereinabove provided, Buyer and the Escrow Agent shall be entitled to comply with all instructions of the Division and make any payment required by the Division from the Tax Escrow in accordance with the escrow agreement executed by Seller, Buyer and Escrow Agent. On the other hand, if at any time after Closing, the Division sends a clearance letter authorizing the release of any amounts then remaining in the Tax Escrow (a “Clearance Letter”), Escrow Agent shall release all of such funds from the Tax Escrow to Seller in accordance with the escrow agreement executed by Seller, Buyer and Escrow Agent. This Section 28 shall survive the Closing.

Section 29. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

Section 30. No Offer. This Agreement is of no force or effect unless it is signed by Seller and Buyer, and a signed copy of this Agreement delivered by Seller to Buyer. The mailing, delivery or negotiation of this Agreement by Seller or Buyer or any agent or attorney of Seller or Buyer prior to the execution and delivery of this Agreement as set forth in this clause shall not be deemed an offer by Seller or Buyer to enter into this Agreement, whether on the terms contained in this Agreement or on any other terms.

Section 31. Waiver of Trial by Jury. THE RESPECTIVE PARTIES HERETO SHALL AND HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR FOR THE ENFORCEMENT OF ANY REMEDY GRANTED IN THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY SELLER AND BUYER, EACH OF WHOM HEREBY ACKNOWLEDGES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. SELLER AND BUYER EACH FURTHER REPRESENT THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

SELLER: Valley National Bank, a national banking association

By:	/s/ Rick Kraemer
Rick Kraemer First Senior Vice President

BUYER: Oak Street Real Estate Capital Fund IV REIT, LLC, a Delaware limited liability company

By:	/s/ James Hennessey
James Hennessey, Vice President

JOINDER BY TITLE INSURER

Title Insurer joins in the execution of this Agreement to evidence its agreement to receive, hold and disburse funds and documents in accordance with the terms and provisions of this Agreement. Title Insurer agrees to act as escrow holder with respect to the Earnest Money in accordance with the terms of this Agreement and hereby establishes February ___, 2019, as the date of opening of escrow and designates ___________ as the escrow number assigned to this escrow. Title Insurer agrees to act as the “Reporting Person” for this transaction and as defined in Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder (collectively, the “Reporting Requirements”) and to perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person with respect to this transaction. Title Insurer agrees that it will submit to the jurisdiction of the State Courts of the State of New Jersey in connection with any dispute which shall arise under the terms of this Agreement. Title Insurer agrees that service of process on Title Company in New Jersey in accordance with New Jersey law shall constitute adequate service of process. Title Insurer agrees that it will not contest the jurisdiction of the State of New Jersey Courts in connection with any litigation over any dispute arising under this Agreement. Title Insurer further agrees that in the event there is a dispute between the parties hereto it shall deposit the Earnest Money it is holding in escrow into whatever New Jersey Court the litigation is pending.

TITLE INSURER: First American Title Insurance Company
By:
Name:
Title:

JOINDER BY SELLER’S AFFILIATE

The undersigned, an affiliate of Seller, is the record owner of the property located at 1720 Route 23, Wayne, New Jersey (the “VNB Realty Property”) and as such joins in the execution of this Agreement to evidence its agreement to be bound by and perform the obligations of Seller as they relate to the VNB Realty Property only, except that the Tenant under the Lease for the VNB Realty Property shall be Seller. The undersigned hereby repeats the representations and warranties of Seller contained in this Agreement as they relate to the VNB Realty Property only.

VNB Route 23 Realty LLC,

a New Jersey limited liability company

By:	Valley National Bank, a national banking association its sole member

	By:	/s/ Rick Kraemer
Rick Kraemer First Senior Vice President